EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

Basic and diluted loss per share is calculated using the average number of common shares outstanding.

                                                           1999           1998
                                                        -----------    -----------
Income before Income Taxes and Cumulative
effect of change in Accounting Method ...............    (1,651,864)      (950,376)

Income Taxes ........................................             0              0
                                                        -----------    -----------

Income before Cumulative effect of change
in Accounting Method ................................    (1,651,864)      (950,376)

Cumulative effect of change in accounting
method reporting on costs of start-up activities
(net of income taxes of -0-) ........................    (3,067,007)             0
                                                        -----------    -----------

Net Income (Loss) ...................................    (4,718,871)      (950,376)
                                                        ===========    ===========

Basic and Diluted earnings per share of common stock:

Before cumulative effect of accounting change .......         (0.07)         (0.07)
Accounting change ...................................         (0.13)          0.00
                                                        -----------    -----------
Net Income ..........................................         (0.20)         (0.07)
                                                        -----------    -----------

Average common shares outstanding ...................    23,248,101     14,096,799
                                                        ===========    ===========